Exhibit 21.1

SUBSIDIARIES OF NEW PLUTO GLOBAL, INC.

(All subsidiaries are wholly-owned, directly or indirectly)

Sparrow Merger Sub, LLC (California limited liability company)

Pluto Merger Sub, Inc. (Delaware corporation)

Pluto Merger Sub II, Inc. (Delaware corporation)